UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 24, 2012

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

3903 Centerville Road, Wilmington, Delaware	19807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2012, Acorn Energy, Inc. (the "Company") extended the existing consulting agreement with George Morgenstern, Chairman Emeritus and a Director of the Company, through September 30, 2014, subject to any earlier termination as therein provided (the “Termination Date”). Previously Mr. Morgenstern’s expense allowance was $56,250 per year and was paid one-third by the Company and two-thirds by the Company's DSIT subsidiary. Mr. Morgenstern continues to receive a fee of $1 per year, but his annualized, non-accountable expense allowance has been increased to $75,000. A pro rata portion thereof (i.e., a total of $6,250) is paid each month, one-half by the Company and one-half by DSIT. The Company has also agreed to cast its votes of DSIT stock for Mr. Morgenstern’s election to the DSIT Board of Directors at all elections held between September 11, 2012 and the Termination Date (the “Participation Period”), unless he has resigned therefrom or been removed for cause. Mr. Morgenstern is also invited (but not required) to observe any regular meetings of the Board of Directors of the Company (excluding executive sessions and committee meetings) held during the Participation Period and will be paid $1,000 by the Company for each such meeting he attends.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2012, the Board of Directors of Acorn Energy, Inc. (the "Company") approved the slate of nominees for director submitted to it by the Nominating Committee and the form of proxy statement for the Company's 2012 Annual Meeting of Stockholders to be held on September 11, 2012 (the "Meeting"). George Morgenstern, Chairman Emeritus and a Director of the Company, has not been nominated for re-election as a Director at the Meeting. As described above, after the Meeting, Mr. Morgenstern will remain with the Company as a consultant and Chairman Emeritus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 25th day of July, 2012.

ACORN ENERGY, INC.

By:	/s/ Heather K. Mallard
Name:	Heather K. Mallard
Title:	Vice President, General Counsel & Secretary